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                                                                  EXHIBIT 10.55

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                              EMPLOYMENT AGREEMENT

                                 By and Between

                              PROJECTAVISION, INC.
                                       and
                                 FLAVIO PERALDA



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                                December 7, 1998



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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 1.  Employment..............................................................1

 2.  Duties and Responsibilities of Employee.................................2

 3.  Exclusivity of Service..................................................2

 4.  Compensation; Bonus.....................................................2

 5.  Benefits................................................................3

 6.  Term of Employment......................................................4

 7.  Confidentiality; Inventions; Product Development, Etc...................4

 8.  Termination.............................................................6
     (b)  Cause..............................................................6
     (c)  Incapacity.........................................................7
     (d)  Death..............................................................7

 9.  Violation of Other Agreements...........................................8

 10. Specific Performance; Damages...........................................8

 11. Notices.................................................................8

 12. Waivers.................................................................9

 13. Preservation of Intent..................................................9

 14. Entire Agreement........................................................9

 15. Inurement; Assignment..................................................10

 16. Amendment..............................................................10

 17. Headings...............................................................10

 18. Counterparts...........................................................10

 19. Governing Law..........................................................10


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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") dated December 7, 1998, by and between PROJECTAVISION, INC., a Delaware corporation having an office at Two Penn Plaza, Suite 640, New York, NY 10121 ("Employer"), and FLAVIO PERALDA, an individual residing at _________________________ ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer has entered into an Agreement of Purchase and Sale of Assets (the "Purchase Agreement") dated __________, 1998 by and among Employer, Projectavision International and Vidikron Industries, S.p.A. ("Vidikron") pursuant to which Employer is purchasing from Vidikron, and Vidikron is selling to Employer, certain of the assets of Vidikron;

         WHEREAS, the closing under the Purchase Agreement occurred concurrently with the execution and delivery of this Agreement;

         WHEREAS, Employee served as President of Vidikron;

         WHEREAS, Employee has certain valuable experience and expertise in Vidikron which could benefit Employer;

         WHEREAS, Employer would suffer irreparable harm if Employee discloses Confidential Information or Trade Secrets (each as hereinafter defined) or otherwise violates the provision of this Agreement; and

         WHEREAS, Employer desires to engage Employee as an employee of Employer's Vidikron European Division (the "Vidikron European Division") and Employee desires to provide his services in connection with Employer's business and both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with such employment.

         NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

         1. Employment

         Employer hereby employs Employee as President of the Vidikron European Division and Employee hereby accepts such employment and agrees to render his services as an employee of Employer, for the term of this Agreement (as set forth in Section 6 hereof), all subject to and on the terms and conditions herein set forth.


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         2. Duties and Responsibilities of Employee

         (a) Employee shall be employed as President of the Vidikron European Division, subject to the other provisions of this Section , initially based out of the Vidikron European Division Office.

         (b) In the performance of his duties, Employee shall report to Employer's Chief Executive Officer. Employee shall use his best efforts to maintain and enhance the business and reputation of Employer. Employee's duties and responsibilities shall include, without limitation, responsibilities for overseeing matters related to the Vidikron European Division's accounting, personnel, information technology, technical production, sales department and quality assurance program, and such other duties commensurate with and appropriate to his position as may, from time to time, be designated to Employee by the Board or its designee(s). Upon Employer's request, Employee shall also perform similar services in an identical capacity for any other subsidiary or division of Employer designated by Employer in Italy. Employee shall be available to travel as the reasonable needs of Employer shall require.

         (c) Employer agrees not to take any action to denigrate or lessen the status, authority, responsibilities or perquisites of Employee hereunder. Employee shall be entitled during the "Term" (as defined in Section 6 below), to an office, secretary, and all senior executive privileges commensurate with his title and position and he shall generally be treated in the same fashion as all other senior executives of Employer.

         3. Exclusivity of Service

         Employee agrees to devote all of his business time, efforts and attention to the business and affairs of Employer on an exclusive basis, and not to engage in any other business activities for any person or entity, other than personal investment activities, provided that such activities do not materially affect the performance of Employee's duties hereunder.

         4. Compensation; Bonus

         (a) In consideration for his services to be performed under this Agreement and as compensation therefor, Employee shall receive, in addition to the benefits set forth in Section 5 hereof, a base salary (the "Base Salary") at the annual rate of One Hundred Eighty Thousand ($180,000) Dollars. All payments of

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Base Salary shall be payable in bi-weekly installments or otherwise in accordance with Employer's policies.

         (b) In addition to the Base Salary, Employee may receive an annual bonus, in an amount of up to $25,000, based upon performance criteria to be agreed upon by Employer and Employee within thirty (30) days subsequent to the execution hereof.

         5. Benefits

         In addition to the Base Salary and bonus provided for in Section hereof, Employee shall be entitled to the following benefits during and in respect of the Term (as defined below):

         (a) Employee shall be entitled to four (4) weeks annual paid vacation, in accordance with Employer's policies, annually to be taken by Employee at times mutually and reasonably agreed upon by Employer and Employee in addition to all other holidays established as part of Employer's standard practices. No payment shall be made to Employee for unused vacation days.

         (b) Employee shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with Employer's business, provided that such expenses are adequately documented and vouchered in accordance with Employer's policies.

         (c) On the date hereof, Employer shall grant to Employee options (the "Options") to purchase eighty eight thousand (88,000) shares of common stock (the "Common Stock") of Employer (as may be adjusted for stock splits, stock dividends, recapitalization and any similar transactions), par value $.0001 per share, pursuant to Employer's 1990 Stock Option Plan (the "Plan") and a Stock Option Agreement to be entered into by Employer and Employee in the form adopted pursuant to the Plan promptly following the mutual execution and delivery of this Agreement. Fifty percent (50%) of the Options shall vest, and become exercisable, one (1) year from and after the date hereof and the remaining fifty percent (50%) of the Options shall vest, and become exercisable, two (2) years from and after the date hereof. All Options shall, subject to the terms and conditions of the Plan, be exercisable at the price per share of the Common Stock on the date of the issuance of the Options.

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         (d) In the event that subsequent to the execution hereof the Company institutes any new benefits for senior executives that were not effected as of the date hereof, Employee shall be entitled to fully participate in any such newly instituted benefits for senior executives.

         6. Term of Employment

         The term (the "Term") of employment shall be from the date hereof through one (1) year after the closing, unless terminated prior thereto in accordance with Section hereof. In addition, the Term of this Agreement may also be extended for two (2) successive one (1) year terms upon the mutual agreement of the parties.

         7. Confidentiality; Inventions; Product Development, Etc.

         (a) Employee agrees and covenants that, at any time during employment by Employer or thereafter, he will not (without first obtaining the written permission of Employer) divulge to any person or entity, nor use (either himself or in connection with any business) any "Confidential Information" or "Trade Secrets" (each as hereinafter defined in Section (c) hereof) to which he may have had access or which had been revealed to him during the course of his employment unless such disclosure is pursuant to a court order, disclosure in litigation involving the Employer or in any reports or applications required by law to be filed with any governmental agency.

         (b) Employee hereby grants to Employer or its nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Employee for Employer or its nominee, and hereby agrees, upon Employer's request therefor, to assign and transfer to Employer or its nominee, any and all inventions, Trade Secrets, product ideas, improvements, processes, Confidential Information and "know how" relating to the business or products of Employer or any subsidiary or division thereof, including any thereof which Employee may learn, possess or acquire during Employee's employment by Employer, and agrees that all such things and such knowledge are, and will be, the sole and exclusive property of Employer or its nominee, and are known or held by Employee only for the benefit of Employer or its nominee. Any patent, trademark, servicemark or copyright applications and patents, trademarks, servicemarks or copyrights developed, obtained or conceived by Employee while employed or engaged by Employer which relate to the business or product development activities of Employer or its nominee, as well as all physical embodiments of Confidential Information, shall be and remain the sole exclusive property of Employer, or its nominee. At Employer's request, Employee will execute any and all

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applications, assignments or other instruments which Employer or its nominee shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to protect otherwise Employer's interest therein.

         (c) As used in this Agreement, the term "Confidential Information" shall mean and include all information and data in respect of Employer's operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights) which may be communicated to Employee or to which Employee may have access in the course of Employee's employment by Employer and which are designated or treated by the Employer as confidential, and with respect to which Employer has taken reasonable measures to maintain confidentiality. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which:

             (i) is, at the time of the disclosure, a part of the public domain through no act or omission by Employee;

             (ii) was otherwise in Employee's lawful possession prior to the disclosure; or

             (iii) is hereafter lawfully disclosed to Employee by a third party who or which did not acquire the information under an obligation of confidentiality to or through Employer.

         As used in this Agreement, the term "Trade Secrets" shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information
(i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts by the Employer, that are reasonable under the circumstances to maintain its secrecy including but not limited to the entering into of agreements containing similar provisions as set forth herein with respect to confidentiality with other senior executives of the Company.

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         Any combination of known information shall be within any of the foregoing exclusions only if the combination as such is within such exclusions.

         Nothing in this Section shall limit any protection, definition or remedy provided to Employer under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

         (d) Employee agrees that at the time of leaving the employ of Employer he will deliver to Employer and not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material relating to the business of Employer (except Employee's personal files and records) or relating to any employee, officer, director, agent or representative of Employer.

         (e) Employee agrees that commencing as of the date hereof and for a period of one (1) year following the termination of his employment with the Company, Employee will not, directly or indirectly: (a) engage in or become interested (whether as owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, partnership, limited liability company, association or agent or otherwise) in any business or enterprise that shall then be in whole or in substantial part competitive with the business conducted by the Company (or any other subsidiary thereof); provided, however, ownership of less than one percent (1%) of the outstanding securities of any class of any entity listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 7(e).

         8. Termination

         (a) General. In the event Employee is terminated other than pursuant to Sections 8(b), 8(c) and 8(d) hereof, or in the event of a breach by Employer of this Agreement (which breach shall not have been cured by Employer within thirty
(30) days after written notice thereof from Employee, which written notice, to be effective, must describe with specificity the nature of the alleged breach),
(i) Employer shall pay to Employee Employee's Base Salary under Section 4 hereof in a lump sum (net of all applicable withholding taxes and other amounts that have routinely been deducted from Employee's Base Salary payments hereunder prior to any such termination) within ten (10) business days, (ii) Employer shall pay to Employee all other benefits under Section 5(d) hereof until the one year anniversary of the

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date set forth above, and (iii) all options set forth in Section 5(c) shall automatically vest upon any such termination.

         (b) Cause. Notwithstanding the terms of this Agreement, Employer may discharge Employee and terminate this Agreement in the event that (i) Employee shall materially fail to perform his material duties hereunder with reasonable diligence or shall violate any material covenant of his herein contained, (ii) Employee shall engage in an act of dishonesty in connection with his duties hereunder or theft, (iii) Employee shall unreasonably refuse to carry out the lawful order of Employer commensurate and appropriate with Employee's duties to be performed hereunder, (iv) Employee shall be charged with a felony involving moral turpitude (which shall include any felony relating to drugs) or shall be convicted of, or plead nolo contendere (or make an equivalent plea) in respect of, any governmental indictment, complaint or other formal allegation or (v) Employee shall have breached in any material respect any material agreement, covenant, undertaking or representation and/or warranty under either (x) the Purchase Agreement or (y) that certain Non- Competition and Continuity of Business Dealings Undertaking made by Employee in favor of Employer of even date herewith. Notwithstanding the foregoing to the contrary, prior to discharging Employee pursuant to clauses (i) or (iii) of the immediately preceding sentence, Employer shall give Employee ten (10) days' prior written notice of any breach or failure and a reasonable opportunity to cure any such breach or failure, or cease violating any covenant contained herein, the extent curable or ceasable; provided, however, that no notice shall be required to be given in the event such breach, failure or violation is not curable or ceasable. In the event Employee is discharged pursuant to this Section (b), Employee's Base Salary and bonus under Section hereof and all benefits under Section hereof shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and Employer shall have no further obligation to Employee except the payment to and reimbursement to Employee for any monies due to Employee which right to payment or reimbursement accrued prior to such discharge.

         (c) Incapacity. Should Employee, in the reasonable judgment of a physician chosen by the Board, become incapacitated to the extent that he is unable to perform his material duties pursuant to this Agreement for a period of four (4) consecutive months by reason of illness, disability, or other incapacity, Employer may terminate this Agreement upon one (1) month's notice after said four (4) month period. In addition, upon any such termination, all options set forth in Section 5(c) shall automatically vest.

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         Notwithstanding the foregoing, in the event that Employee (or his representative) disputes the determination made by the physician chosen by the Board to evaluate Employee's ability to perform his material duties hereunder, Employee (or his representative) shall have the right to have a physician of their choosing evaluate Employee. In the event that physician chosen by the Board and the Employee (or his representative) cannot agree, then the two (2) physicians shall choose a third physician, whose determination shall be final and binding upon the parties.

         (d) Death. This Agreement shall terminate immediately upon the death of Employee, in which case Employee's legal representatives shall be entitled to receive promptly a payment equal to the lesser of four (4) months Base Salary or the Base Salary for the remainder of the Term of this Agreement.


         9. Violation of Other Agreements

         Employee represents and warrants to Employer that he is legally able to enter into this Agreement and accept employment with Employer; that Employee is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; and the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Employee is or may be a party, or by which Employee may be bound. Employee agrees that, as it is a material inducement to Employer that Employee make the foregoing representations and warranties and that they be true in all respects, Employee shall forever indemnify and hold Employer harmless from and against all liability, costs or expenses (including attorney's fees and disbursements) on account of the foregoing representations being untrue.

         10. Specific Performance; Damages

         In the event of a breach or threatened breach of the provisions of Section hereof, Employee agrees that the injury which would be suffered by Employer would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Employee agrees that in the event of a breach or threatened breach of Section hereof, in addition to and not in lieu of any damages sustained by Employer and any other remedies which Employer may pursue hereunder or under any applicable law, Employer shall have the right to equitable relief, including issuance of a temporary or permanent injunction, by any court of competent jurisdiction against the

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commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor. In addition to, and not in limitation of the foregoing, Employee understands and confirms that, in the event of a breach or threatened breach of Section hereof, Employee may be held financially liable to Employer for any loss suffered by Employer as a result.

         11. Notices

         Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

         In the case of Employer, with a copy to:

                  Zukerman Gore & Brandeis, LLP
                  900 Third Avenue
                  New York, New York  10022-4728

                  Attention:  Clifford A. Brandeis, Esq.

         In the case of Employee, with a copy to:



                  Cesaris, Nunziante e Breveglieri
                  20121 Milano
                  Via Marte Di Pieta, 24
                  Milan, Italy
                  Telephone no.:  (011) 39-02.72.55.11
                  Facsimile no.:  (011) 39-02.72.55.13.33

                  Attn:  Avv. Luca Breveglieri

                  and

                  Rubin, Bailin, Ontoli, Mayer, Baker & Fry LLP
                  405 Park Avenue
                  New York, New York 10022
                  Telephone no.: (212) 935-0900
                  Facsimile no.: (212) 826-9307

                  Attn: Joseph Rubin, Esq.

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

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         12. Waivers

         No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         13. Preservation of Intent

         Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Employer and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

         14. Entire Agreement

         This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

         15. Inurement; Assignment

         The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon any successor of Employer or to the business of Employer, subject to the provisions hereof. Employer may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with Employer, provided that such assignee is the entity conducting the business and operations in Italy where Employee is being engaged to provide his services hereunder. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

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         16. Amendment

         This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

         17. Headings

         The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         18. Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

         19. Governing Law

         This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                              _____________________________
                                              FLAVIO PERALDA

                                              PROJECTAVISION, INC.


                                              By:__________________________
                                                 Name: Martin J. Holleran
                                                 Title: President and Chief
                                                          Executive Officer


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